Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-53914, 333-91899, 333-68887, 333-71713, 333-115062, 333-123703, 333-125030, 333-125262, and 333-130710) on Forms S-3 and the registration statements (Nos. 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751) on Forms S-8 of Level 3 Communications, Inc. and subsidiaries of our report dated March 1, 2006, except as to the effects of discontinued operations discussed in note 23 which is as of November 17, 2006, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, cash flows, changes in stockholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2005, which report appears herein.

Our report refers to a change in the method of accounting for asset retirement obligations on January 1, 2003, upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

KPMG LLP

Denver, Colorado
November 17, 2006